Exhibit 10.1

Sixth Amendment to the

Supplemental Benefit Plan for Designated Employees of

Bowater Incorporated and Affiliated Companies

As Amended and Restated Effective February 26, 1999

WHEREAS, Bowater Incorporated (the “Company”) previously amended and restated the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as of February 26, 1999 (the “Plan”);

WHEREAS, Section 7.02 of the Plan permits the Human Resources and Compensation Committee of the Board of Directors of the Company (the “HRCC”) to amend the Plan;

WHEREAS, the HRCC desires to amend the Plan to: (1) beginning January 1, 2008 cease participation, benefit accrual and compensation increases for actively employed grandfathered participants (defined in Plan Section 2.05(c) per the Fifth Amendment to the Plan), (2) effective as of October 29, 2007, provide that all retirement benefits payable to active employees will be subject to Code Section 409A and will be payable in a lump sum upon the earlier of (A) the Participant’s “separation from service” (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), subject to a six-month delay in payment for any Participant determined to be a “key employee” (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), or (B) upon an in-service payment date if elected by such employee, and (3) in consideration of the in-service payment option, expand the non-compete to include Abitibi Consolidated and its affiliates as they existed before October 29, 2007 and the employer’s remedies for a breach of the non-compete covenant; and

WHEREAS, the HRCC desires to further amend the Plan, effective as of the date of adoption, to treat two specified Participants as having ten years of service for purposes of entitlement to benefits under this Plan.

NOW, THEREFORE, the Plan is amended in the following respects. Except as otherwise noted below, the amendments are effective as of October 29, 2007.

1. The fourth paragraph, titled “Code Section 409A,” of the Preamble is amended in its entirety to read as follows:

“Code Section 409A

Notwithstanding any other provision of the Plan to the contrary, effective as of December 31, 2004, any amounts that are earned and deferred under the Plan, but not vested as of December 31, 2004, shall be subject to Internal Revenue Code (the ‘Code’) Section 409A and the Treasury Regulations promulgated thereunder. For such amounts, the Plan shall be interpreted and administered consistent with Code Section 409A and the Treasury Regulations promulgated thereunder. Any amounts that are earned, deferred and vested under the Plan as of December 31, 2004 are ‘grandfathered’ (within the meaning of, and as determined in accordance with, Code Section 409A and the Treasury Regulations thereunder). Therefore, such grandfathered amounts are not subject to Code Section 409A, except as hereafter provided. Effective as of October 29, 2007, any remaining grandfathered amounts for any actively employed Participant as of such date shall lose their grandfathered status and shall be brought into compliance with Code Section 409A and the Treasury Regulations (including related transitional guidance).”

2. The fifth paragraph, titled “Cessation of Participation,” of the Preamble is amended in its entirety to read as follows:

“Cessation of Participation

Beginning January 1, 2007, the Plan was frozen to new, otherwise eligible employees and to active participants who were less than age 55 and whose age plus years of service totaled less than 70, but who were not disabled (determined as of December 31, 2006). The Plan, as may be amended from time to time, was continued for participants who, as of December 31, 2006, were: (i) age 55 or older, (ii) whose age plus years of service equaled or exceeded 70, or (iii) were Disabled. Certain changes to spousal and children’s death benefits, disability benefits, post-retirement life insurance coverage and retiree medical coverage were also effective as of January 1, 2007 as further described in the Plan. Beginning January 1, 2008, the Plan will be frozen to all remaining active participants.”

3. Effective as of January 1, 2007, Section 1.12 is amended in its entirety to read as follows:

“1.12	‘COMPENSATION’ shall mean the entire cash compensation paid to, or deferred for the benefit of, a Participant by the Employer as salary, wages, commissions, overtime pay, regular bonuses paid under the Bowater Incorporated Annual Incentive Plan, severance pay paid in periodic installments, Employer contributions made pursuant to a salary reduction agreement that are not includible in the gross income of the Participant under Code Sections 125, 401(e)(3), 402(h) or 403(b), and any compensation that is contributed to a plan maintained by an Employer on behalf of the participant under Code Section 401(k). Except as otherwise provided in the following sentences of this Section 1.12, compensation shall exclude any non-cash remuneration, income received upon the exercise of a stock option or stock appreciation right, bonuses received under a long term cash incentive plan, other special remuneration, and any benefits and credits under this or any other employee benefit plan of the Employer. If a Participant’s Final Average Monthly Compensation includes compensation for 2006, then the value of restricted stock units, determined as of the date of grant, awarded to Participants in lieu of the annual cash bonus payable under the Bowater Incorporated Annual Incentive Plan for 2005 shall be included as an item of compensation for 2006, subject to the vesting and forfeiture provisions of such award. Compensation shall also include any retention bonuses paid in 2007.”

4. New Section 1.16 is added to the Plan to read as follows (and all subsequent Sections of Article 1, and cross-references thereto, are renumbered accordingly):

“1.16	‘DISTRIBUTION DATE’ shall mean the earlier of a Participant’s ‘separation from service’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), subject to a six-month delay in payment for any Participant determined to be a ‘key employee’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), or a Participant’s In-Service Payment Election Date (as described in Section 3.05).”

5. Section 1.23 (formerly Section 1.22), titled “Final Average Monthly Compensation,” is amended by replacing the term “termination date” with “Distribution Date” each time such term appears therein.

6. Section 1.34 (formerly Section 1.33), titled “Years of Service,” is amended by adding the following new sentence to the end of that Section.

“Notwithstanding the foregoing, effective October 29, 2007, Gaynor L. Nash and James T. Wright shall be treated as having ten (10) Years of Service for purposes of calculating their benefits payable under Article 3 of the Plan and shall not accrue any additional Years of Service from and after such date.”

7. Section 2.02 (and any cross-references thereto) are deleted in their entirety and the subsequent Sections of Article 2 (and any cross-references thereto) are renumbered accordingly.

8. Section 2.03 (formerly Section 2.04), titled “Vesting,” is amended in its entirety to read as follows:

“2.03	VESTING: For purposes of the Plan, a Participant shall be vested in his Retirement benefits payable under the Plan when the Participant has a nonforfeitable right to payment as determined pursuant to the qualified defined benefit pension plan in which the Participant participates. Notwithstanding the foregoing, effective October 29, 2007, Gaynor L. Nash and James T. Wright shall be treated as having ten (10) Years of Service, for purposes of their entitlement to receive Retirement benefits under this Plan and shall not accrue any additional Years of Service from and after such date.”

9. Effective as of January 1, 2007, the first line of Section 2.04(b) (formerly Section 2.05(b)) is amended by replacing the word “Participation” with the word “Participant.”

10. New Section 2.05 is added to read as follows:

“2.05	PARTICIPATION BEGINNING JANUARY 1, 2008: Notwithstanding anything in the Plan to the contrary, the retirement benefit of a grandfathered Participant (within the meaning of Section 2.04(c)) shall cease to accrue effective as of January 1, 2008. Such grandfathered Participant shall cease to actively participate in the Plan. With respect to any such grandfathered Participant, in no event shall Compensation or Years of Service (including imputed Years of Service for a period of Disability) relating to periods after December 31, 2007 be taken into account in calculating the grandfathered Participant’s retirement benefit.”

11. Sections 3.01, 3.02 and 3.03 are amended in their entirety to read as follows:

“3.01	NORMAL RETIREMENT BENEFITS: Subject to the provisions of Sections 2.01, 2.03, 6.03, 7.02, and 7.04, a Participant actively employed on October 29, 2007, whether or not vested, shall be entitled to benefits on his Distribution Date, payable pursuant to Section 3.03 or Section 3.05, as applicable, equal to (a) plus (b) minus (c) below:

(a)	Two-and-one-half percent (2-1/2%) of Final Average Monthly Compensation for each Year of Service up to twenty (20) Years of Service.

(b)	One percent (1%) of Final Average Monthly Compensation for each Year of Service greater than twenty (20) and up to thirty (30) Years of Service.

(c)	Any Other Benefits which may be payable in any month to the Participant, determined as of the earlier of the Participant’s separation from service or December 31, 2007, as the case may be.

Notwithstanding anything in the Plan to the contrary, a vested Participant who terminated before October 29, 2007 shall be entitled to receive distribution of his benefits pursuant to the terms of the Plan in effect at his termination.

3.02	EARLY RETIREMENT REDUCTION: Subject to the provisions of Sections 2.01, 2.03, 6.03, 7.02, and 7.04, a Participant actively employed on October 29, 2007, whether or not vested, whose Distribution Date precedes his Normal Retirement Date shall receive a benefit determined under paragraphs (a) and (b) of Section 3.01 as of the Distribution Date, reduced by one-half of one percent (1/2%) for each month by which his Distribution Date precedes the Participant’s attainment of age sixty (60), less the amount determined under Section 3.01(c). This amount shall not be increased upon the Participant’s attainment of age sixty (60).

3.03	BENEFIT PAYMENTS: Retirement benefits payable pursuant to this Article shall be distributed in a single lump sum payment, computed using the applicable mortality table defined in Code Section 417(e)(3)(A)(ii)(I) and a 6% interest rate. If a Participant is unmarried as of his Distribution Date, the lump sum shall be calculated as if such Participant were married and his spouse was three years younger than such Participant.

Payment shall be made following the Distribution Date, but no later than the end of the calendar year in which the Distribution Date occurs or, if later, the 15th day of the third month following the Distribution Date. However, if payment is subject to the six-month delay in payment for any Participant determined to be a ‘key employee’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder) because the Participant’s Distribution Date is separation from service, then payment shall be made on the first day of the seventh month following the Participant’s separation from service.

12. Section 3.05 is amended in its entirety to read as follows:

“3.05	IN-SERVICE PAYMENT ELECTION: A Participant actively employed on October 29, 2007, whether or not vested, may elect to receive an in-service payment as of a specified date during 2008 (the ‘In-Service Payment Election Date’) of any retirement benefits to which he may be entitled under Section 3.01 or Section 3.02, provided that if the Participant incurs a ‘separation from service’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder) before his In-Service Payment Election Date, payment shall be made upon such separation subject to the six-month delay set forth in Section 3.03. For such election to be valid, the Participant must complete and return an in-service payment election form to the Employer on or before December 31, 2007. This election is intended to provide for a fixed time of payment as permitted by the transitional guidance issued by the Internal Revenue Service pursuant to Code Section 409A. In the event a Participant who is actively employed dies before payment is actually made to the Participant, the provisions of Section 4.01 shall apply. For vested Participants who terminate employment before October 29, 2007, the provisions of the Plan in effect at the time the Participant terminates employment dictate whether payment of all or any portion of their benefit payable under Sections 3.01 or 3.02 (as then in effect) is distributed in a lump sum, if such lump sum option was offered under the Plan and available to the Participant. If the lump sum option was available at the time the Participant terminated employment, then the payment of the Participant’s benefit shall be distributed in a single lump sum using the applicable mortality table defined in Code Section 417(e)(3)(A)(ii)(I) and a [6%?] interest rate.”

11. Section 3.06 (Distribution of Code Section 409A Amounts) (added to the Plan as Section 3.05 pursuant to the Fourth Amendment to the Plan) is deleted in its entirety.

12. Section 6.02 is amended by adding the following sentence to the end of that Section:

“For purposes of this Section 6.02 and Section 6.03, Affiliated Company shall include Abitibi-Consolidated Inc. and its affiliates.”

13. Section 6.03 is amended in its entirety to read as follows:

“6.03

REMEDY FOR BREACH: If the Participant at any time fails to comply with the requirements of Sections 6.01 or 6.02, the Employer’s obligation to pay or provide benefits hereunder to any Participant or to the Participant’s surviving Spouse or Children shall automatically terminate and neither said Participant nor the Participant’s surviving Spouse, Children or any other person claiming any benefits pursuant to the Participant’s participation in the Plan shall have any rights, claims or causes of action hereunder against the Board, the Committee, the Corporation, the Plan Administrator, the Employer or any Affiliated Company, any trust or other funding vehicle maintained in respect of the Plan, or any person acting on their behalf. Except as provided in this sentence and the next, the remedy provided in this Section 6.03 for breach by the Participant of the provisions of Section 6.02 hereof shall be exclusive; provided, however, that the Employer shall not be precluded from pursuing any other remedies available to it under any other plan or agreement with the Participant that contains non-compete provisions and other restrictive covenants. In addition, effective for Participants who receive a distribution pursuant to Sections 3.01 or 3.02, as amended effective as of October 29, 2007, the Employer shall be entitled to all remedies available to it under law, including, but not limited to an injunction or recovery of damages.”

14. Section 7.02 is amended, by adding the following new second sentence to that Section:

“Upon termination of the Plan, the Committee reserves the discretion to accelerate distribution of any retirement benefits subject to Code Section 409A that are payable under the Plan, provided that any such acceleration shall be made in accordance with the Treasury Regulations promulgated under Code Section 409A.”

* * *

IN WITNESS WHEREOF, the HRCC has caused this Sixth Amendment to the Plan to be adopted and executed by a duly authorized officer this 27th day of November, 2007.

BOWATER INCORPORATED

By:	/s/ Jim T. Wright
Jim T. Wright
Title:	Executive Vice President – Human Resources